Exhibit 2.4

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made and entered into as of the 2nd day of January 2007 by and between Anthony Wolf (“Shareholder”), and Huron Consulting Group Holdings LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

WHEREAS, Purchaser desires to purchase all of the issued and outstanding shares of the capital stock of Glass & Associates, Inc., a Delaware corporation (the “Company”), which are owned by Shareholder (constituting 32 shares and are referred to herein as (the “Shares”)); and

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among the Company, each of the shareholders of the Company, and Purchaser and Guarantor (as defined in the Purchase Agreement), Purchaser intends to acquire all of the issued and outstanding shares of the capital stock of the Company consisting of 736 shares of common stock, par value of $.01 per share; and

WHEREAS, Purchaser and Shareholder desire to modify certain of the terms and conditions of the Purchase Agreement as they may apply to Shareholder and to make certain additional agreements with respect to the sale of the Shares owned by Shareholder all as reflected in this Joinder Agreement; and

WHEREAS, the execution of this Joinder Agreement by Shareholder is a condition precedent to the obligations of the parties to the Purchase Agreement to consummate the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Joinder Agreement and incorporated herein from the Purchase Agreement, and for other good and valuable consideration the receipt and sufficiency of which is acknowledged, Shareholder and Purchaser hereby agree as follows:

1. Definitions and Construction. Capitalized terms used in this Joinder Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Purchase Agreement. To the extent that any provision of the Purchase Agreement conflicts or is inconsistent with the terms of this Joinder Agreement, this Joinder Agreement shall govern.

2. Agreement to be bound by the Purchase Agreement. Shareholder acknowledges receipt of a copy of the Purchase Agreement and hereby agrees that he shall be bound by all of the terms, conditions and provisions thereof, except to the extent modified or superseded by the provisions of this Joinder Agreement, and Shareholder shall be deemed for all purposes to be a party to (as if he were an original signatory to) the Purchase Agreement as a “Seller” thereunder.

3. Representations and Warranties. Shareholder hereby makes all of the representations and warranties set forth in Article III and Article IV of the Purchase Agreement as if such representations and warranties were fully set forth herein.

4. Non-Competition. Notwithstanding anything to the contrary contained in the Purchase Agreement, subject to Shareholder’s execution prior to the Closing Date of the non-solicitation agreement applicable to director level employees of the Purchaser and its affiliates, Section 6.11 of the Purchase Agreement shall not be applicable to Shareholder.

5. Notices. Notwithstanding any provision to the contrary contained therein, copies of all notices to Shareholder required or permitted under the Purchase Agreement shall be given to Shareholder at his home address, as set forth in the Director Agreement between Shareholder and Purchaser or its Affiliate.

6. Seller’s Representative. Notwithstanding the provisions of Section 11.15 of the Purchase Agreement, Shareholder hereby appoints Shaun Donnellan as his Seller’s Representative solely for the purposes of (a) receiving and distributing funds under the Short-Term Note and (b) the duties and responsibilities of Seller’s Representative under the Pre-Closing Litigation Escrow, if any.

7. Post Closing Payment. Payment to Shareholder of his portion of the Post-Closing Payment shall be made in the same manner as payments under the Short-Term Note.

8. Other Terms and Conditions. Except as set forth herein, or modified hereby, all other terms and conditions set forth in the Purchase Agreement shall continue to be applicable, including but expressly not limited to, the guarantee of all of Purchaser’s obligations, including those herein, by Guarantor.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the parties to this Joinder Agreement has caused this Joinder Agreement to be executed as of the day and year first above written.

/s/ Anthony Wolf
Anthony Wolf

PURCHASER:

HURON CONSULTING GROUP HOLDINGS LLC

By:	/s/ Stanley N. Logan
Name: Stanley N. Logan
Title: Vice President